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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A

                     SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 4

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                          SANTA FE PACIFIC CORPORATION
                           (NAME OF SUBJECT COMPANY)

                          SANTA FE PACIFIC CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                           COMMON STOCK--802183 10 3
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                              JEFFREY R. MORELAND
                    VICE PRESIDENT--LAW AND GENERAL COUNSEL
                          SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860
                                 (708) 995-6000
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
    NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

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                                    COPY TO:
                                 SCOTT J. DAVIS
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                          CHICAGO, ILLINOIS 60603-3441
                                 (312) 782-0600

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  Santa Fe Pacific Corporation (the "Company") hereby amends and supplements its statement on Schedule 14D-9 (the "Original Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on November 22, 1994, the amendment to the Original Schedule 14D-9 ("Amendment No. 1") filed with the Commission on December 1, 1994, the amendment to the Original Schedule 14D-9 ("Amendment No. 2") filed with the Commission on December 13, 1994 and the amendment to the Original Schedule 14D-9 ("Amendment No. 3") filed with the Commission on December 14, 1994. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 14D-9.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

                                 EXHIBIT INDEX

                                                                    SEQUENTIAL
  EXHIBIT                                                            NUMBERED
    NO.                          DESCRIPTION                           PAGE
  -------                        -----------                        ----------
 Exhibit 1 --Pages 36 to 39 of the Company's Joint Proxy
            Statement/Prospectus dated October 12, 1994.*
 Exhibit 2 --Form of Letter to Stockholders of the Company, dated
            November 22, 1994.*
 Exhibit 3 --Form of Press Release issued by the Company on
            November 22, 1994.*
 Exhibit 4 --Press Release issued by the Company on November 29,
            1994.**
 Exhibit 5 --Form of Letter to shareholders of the Company, dated
            December 1, 1994.**
 Exhibit 6 --Press Release issued by the Company on December 13,
            1994.***
 Exhibit 7 --Form of Letter to shareholders of the Company, dated
            December 14, 1994.****
 Exhibit 8 --Press Release issued by the Company on December 14,
            1994.****
 Exhibit 9 --Press Release issued by the Company on December 15,
            1994.

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*Previously filed with the Original Schedule 14D-9.
**Previously filed with Amendment No. 1.
***Previously filed with Amendment No. 2.
****Previously filed with Amendment No. 3.

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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          /s/ Jeffrey R. Moreland
                                          -------------------------------------
                                          Jeffrey R. Moreland
                                          Vice President--Law and General
                                          Counsel

December 15, 1994
    (Date)

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